Exhibit 10.2

Fortis SA/NV

For the attention of Mr. Gilbert Mittler

Chief Financial Officer

Rue Royale 20

1000 Brussels

Belgium

Fortis N.V.

For the attention of Mr. Gilbert Mittler

Chief Financial Officer

Archimedelaan 6

3584 BA Utrecht

The Netherlands

16 May 2007

Dear Sirs

Re:                            ABN AMRO Holding N.V. - Standby Underwriting Commitment in favour of Fortis

1.             We are writing in connection with the proposed participation of Fortis SA/NV and Fortis N.V. (together Fortis) in a consortium comprising Fortis, The Royal Bank of Scotland Group plc and Banco Santander Central Hispano, S.A. (together, the Investors) formed for the sole purpose of acquiring the entire issued and to be issued share capital of ABN AMRO Holding N.V. (ABN AMRO) (the Proposed Acquisition) on terms to be agreed by the Investors.  In order to finance Fortis’s participation in the Proposed Acquisition, Fortis is contemplating effecting an equity offering to raise up to EUR17,000,000,000 (the Financing Amount).

2.             On the basis of and subject to the terms of this letter, Merrill Lynch International (MLI) hereby undertakes to underwrite an equity offering by Fortis to raise an amount not exceeding EUR17,000,000,000 solely for the purposes of financing Fortis’s participation in the Proposed Acquisition, and Fortis SA/NV and Fortis N.V. undertake to effect such equity offering, subject to shareholders’ approval, at such price as shall be determined by Fortis and MLI pursuant to paragraph 9 below.  Such standby underwriting commitment cannot be sub-underwritten without prior express consent of Fortis (such consent not to be unreasonably withheld or delayed).

3.             Each of Fortis SA/NV and Fortis N.V. hereby irrevocably undertakes:

(a)                                  if the condition set out in paragraph 4 is fulfilled, to raise the Financing Amount by way of an issue of new Fortis unified shares (New Fortis Shares), each representing one share in Fortis SA/NV and one share in Fortis N.V., to Fortis’s existing shareholders by way of a (statutory, or as the case may be, non statutory) rights issue (which, for the avoidance of doubt, includes any associated rump offering), structured in accordance with applicable Belgian and Dutch corporate law (the Rights Issue);

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ	Tel: 020 7628 1000

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A subsidiary of Merrill Lynch & Co., Inc., Delaware, U.S.A. Regulated by The Financial Services Authority Limited. Member of the London Stock Exchange.

(b)                                 to take any and all actions which are necessary for such Rights Issue including, without limitation:

(i)                      preparing and submitting to any applicable stock exchange or exchanges or other regulatory authority or authorities in such jurisdictions, if any, which may be agreed by Fortis and MLI at the time of the Rights Issue based on Fortis’s shareholding structure, a prospectus and/or other documents (including but not limited to public notices) and obtaining any necessary approvals and consents that may be required in connection with the Rights Issue under any applicable law or regulation in such jurisdictions;

(ii)                   providing MLI and its advisers with all documentation, data and other information as MLI may reasonably request in connection with customary due diligence to be performed for the purposes of the Rights Issue  and, upon reasonable notice and at reasonable times, reasonable access to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities;

(iii)                as soon as reasonably practicable following the approval by Fortis’s boards of directors of the making of a formal offer, together with the Investors, for the entire issued and to be issued share capital of ABN AMRO (the ABN AMRO Offer), to convene extraordinary general meetings of each of Fortis SA/NV and Fortis N.V. at which resolutions authorising each of Fortis SA/NV’s and Fortis N.V.’s boards of directors to issue such number of New Fortis Shares as is necessary to raise the maximum Financing Amount shall be submitted for approval by shareholders (it being understood that the maximum number of New Fortis Shares to which such authorisation will relate will be limited to the maximum permitted under Belgian and Dutch law and Fortis acknowledges that MLI’s underwriting commitment shall be limited to the underwriting of such maximum number of New Fortis Shares at an issue price to be determined in accordance with paragraph 9); and

(iv)               to instruct Fortis’s auditors in relation to the accounting work to be undertaken (including the provision of comfort letters and, as applicable, opinions customarily given by auditors and/or reporting accountants, as the case may be) in connection with rights issues.

4.             The obligations of MLI to underwrite the Rights Issue are conditional upon the Investors making a formal offer for the entire issued and to be issued share capital of ABN AMRO by no later than 30 September 2007.

5.             If the condition set out in paragraph 4 is not fulfilled, MLI’s obligation to underwrite a Rights Issue shall terminate and no party to this letter shall have any claim against any other party to this letter for costs, damages, compensation or otherwise except that:

(a)                                  such termination shall be without prejudice to any accrued rights or obligations under the terms of this letter; and

(b)                                 Fortis shall pay the commissions, fees and expenses specified in the Side Letter (as defined below).

6.             MLI shall be entitled, in its absolute discretion and upon such terms as it thinks fit, to extend the time provided for in paragraph 4 in respect of all or any part of the performance thereof.

7.             If the condition set out in paragraph 4 is not fulfilled by 30 September 2007, the obligations of MLI to underwrite a Rights Issue shall terminate (without prejudice to paragraph 12 below) and Fortis shall have no claim against MLI for costs, damages, compensation or otherwise that arise in connection therewith.

8.             If the ABN AMRO Offer lapses or expires, or if the Investors announce that the ABN AMRO Offer will not be made or has been terminated, or if all of the conditions to the ABN AMRO Offer are not satisfied or waived by 31 December 2007, this letter and the undertakings in it shall automatically terminate.

9.             Fortis and MLI acknowledge and agree that the issue price of the New Fortis Shares proposed to be issued in connection with the Rights Issue will be determined by Fortis and MLI at the time the Rights Issue is launched, acting reasonably and in good faith and taking account of, amongst other things, the results of MLI’s due diligence exercise, investor feedback, the then prevailing market conditions, the applicable Belgian and Dutch company law requirements, the listing rules of Euronext Amsterdam and Euronext Brussels, the market price of a Fortis share on Euronext Amsterdam and Euronext Brussels immediately prior to launch, and customary discounts to market price for rights issues.

10.

(a)                                  Fortis and MLI undertake and agree to negotiate reasonably and in good faith the terms and conditions of an underwriting agreement to be entered into by the parties in connection with the Rights Issue at the latest on the day before the day of the opening of the subscription period (the Underwriting Agreement).  The parties agree that the terms and conditions of the Underwriting Agreement will be customary for international rights issues, including, for example, the inclusion of an obligation for Fortis to prepare a prospectus in compliance with the Belgian and Dutch legal requirements and meeting international disclosure standards, the provision of customary representations and warranties by Fortis, the provision of comfort letters from Fortis’s auditors in respect of any financial statements of Fortis forming part of any prospectus, the provision of customary opinions and disclosure letters from Fortis’s legal counsel, the provision of customary indemnities by Fortis in favour of MLI and any other banks which may be party to that Underwriting Agreement, the obtaining of irrevocable undertakings and customary conditions.  Fortis and MLI shall ensure that the termination and force majeure provisions in the Underwriting Agreement are aligned with any material adverse change provisions in the ABN AMRO Offer, and agree that should any inconsistency between such provisions subsist, the terms of the ABN AMRO Offer shall  prevail.

In addition, the parties agree that the Underwriting Agreement will, if necessary, contain provisions to ensure that a Change of Control (as defined in paragraph 19 below) does not occur or a breach of the relevant legal or regulatory restrictions relating to a Change of Control does not occur.

For the avoidance of doubt, the term “customary” when used in this paragraph 10 shall mean customary (a) for rights issues involving an international distribution of securities, including into the Benelux and the United States, (b) at the time the relevant Underwriting Agreement is entered into, and (c) for global investment banks of international repute.

(b)                                 Any termination of the Underwriting Agreement shall be without prejudice to MLI’s undertaking to underwrite an equity offering by Fortis to raise an amount not exceeding EUR17,000,000,000 pursuant to paragraph 2.  In the event of any such termination, Fortis and MLI undertake and agree to negotiate reasonably and in good faith the terms and conditions of a new Underwriting Agreement on the basis set out in paragraph 10(a).

11.           If Fortis reasonably believes that MLI:

(a)                                  is not acting reasonably and in good faith or in accordance with paragraph 9 above in relation to the setting of the issue price of the New Fortis Shares proposed to be issued in connection with the Rights Issue; and/or

(b)                                 is not negotiating reasonably and in good faith the terms and conditions of the Underwriting Agreement in accordance with paragraph 10 above,

Fortis will notify MLI in writing of its belief and, if within 48 hours after receipt thereof by MLI, there has not been reasonable and good faith action taken by MLI to agree an issue price for the New Fortis Shares that is more acceptable to Fortis, Fortis may then seek to agree a higher issue price (the Third Party Issue Price) and/or terms and conditions more favourable than those being offered by MLI (the Third Party Terms), with a third party or third parties.  If Fortis is successful, it will notify MLI of that Third Party Issue Price and/or those Third Party Terms. If, within 48 hours from receipt of such notice, MLI has not confirmed in writing its agreement to manage and underwrite the Rights Issue at that Third Party Issue Price and/or to enter into the Underwriting Agreement on terms no less favourable to Fortis than the Third Party Terms, then Fortis’s undertakings contained in paragraphs 3(a) and (b) shall cease to apply and Fortis and MLI will cease to have any obligations under this letter.

12.           In consideration of MLI entering into this letter and the letter of even date herewith (the Side Letter), Fortis agrees to pay to MLI certain fees as more particularly set out in the Side Letter.

13.           In addition to the fees payable pursuant to paragraph 12 above, Fortis agrees to pay (or procure that the same is paid) to MLI certain commissions as more particularly set out in the Underwriting Agreement (reflecting the terms of the Side Letter).

14.           Fortis acknowledges and agrees that (a) MLI may arrange for the offer of New Fortis Shares pursuant to the Rights Issue in the United States to persons reasonably believed to be qualified institutional buyers (within the meaning of Rule 144A (Rule 144A) under the U.S. Securities Act of 1933, as amended (the Securities Act)) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and (b) New Fortis Shares offered outside the United States pursuant to the Rights Issue will be offered in reliance on Regulation S under the Securities Act.

15.           Unless otherwise specified in this letter, each obligation of Fortis under this letter is a joint and several obligation of Fortis SA/NV and Fortis N.V.

16.           No variation of the terms of this letter shall be effective unless in writing and signed by or on behalf of the parties.

17.           A person who is not party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999.

18.           Without prejudice to MLI’s obligations to underwrite a Rights Issue, if the allotment, issue or delivery of New Fortis Shares pursuant to the Underwriting Agreement or the performance by MLI of its obligations under the Underwriting Agreement would give rise to a Change of Control, MLI will give written notice to Fortis, and MLI and Fortis will consult together and take all such steps as are necessary to ensure that a Change of Control does not occur or that the relevant legal and/or regulatory restrictions relating to a Change of Control are complied with (or otherwise not breached).

19.           For the purposes of this letter Change of Control means any circumstances arising pursuant to which MLI acquires control of, or a controlling interest or qualified participation in, Fortis SA/NV and/or Fortis N.V., as such terms are defined under applicable Belgian and Dutch law or by any analogous provision of foreign law or regulation.

20.           This letter is confidential and is not to be disclosed by you to nor relied on by any other person, except that you may disclose a copy to your advisers and to ABN AMRO and its advisers on a non-reliance basis, on the condition that ABN AMRO agrees to keep the existence and contents of this letter confidential. If you are asked by the relevant regulatory authority in the Netherlands and/or in Belgium to disclose this letter to them, you may do so subject to obtaining MLI’s prior written consent.

21.           This letter may be entered into in any number of counterparts and by the parties to it on separate counterparts each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

22.           This letter shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts in relation to matters relating to this letter.

23.           Any notice in connection with this letter shall be in writing and shall be validly effected to each of Fortis SA/NV and Fortis N.V. by notice to Jeaninne Quaetaert, General Counsel, Rue Royale 20, B-1000 Brussels, and to MLI by notice to H James O’Neil, Merrill Lynch International, Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ.

24.           Please confirm your agreement with the terms of this letter by signing, dating and returning the enclosed copy of this letter to H James O’Neil at MLI (fax no.: + 44 20 7995-0662).

Yours faithfully,

For and on behalf of

Merrill Lynch International

/s/ Andrea Orcel

Name: Andrea Orcel

Title: Head of Global Markets & Investment Banking

          Europe, Middle East & Africa

Accepted and Agreed.

For and on behalf of

Fortis SA/NV

/s/ Jean-Paul Votron                                            /s/ Gilbert Mittler

Name:
Title:
Date:

Accepted and Agreed.

For and on behalf of
Fortis N.V.

/s/ Jean-Paul Votron                                            /s/ Gilbert Mittler

Name:
Title:
Date